                       Consent in Lieu of Special Meeting
                         of a Special Offering Committee
                      Created by the Board of Directors of
                                 USG Corporation
                       -----------------------------------

          The undersigned, being all of the members of a special offering committee (the "Special Committee") designated and authorized by the Board of Directors of USG Corporation, a Delaware corporation (the "Corporation"), in lieu of holding a special meeting of the Special Committee, hereby take the following actions and adopt the following resolutions by unanimous written consent pursuant to the General Corporation Law of the State of Delaware and the By-laws of the Corporation.
          WHEREAS, USG Corporation, a Delaware corporation (the "Corporation") has entered into an Indenture, dated as of October 1, 1986 (the "Indenture"), with Harris Trust and Savings Bank (the "Trustee"), providing for the issuance from time to time of debt securities (the "Securities") in one or more series under the Indenture; and

          WHEREAS, the Corporation desires to create a series of Securities under the Indenture and to make provision for the form and terms thereof, and to make provision for and authorize certain other matters and agreements in connection with the issuance and sale of the Securities; and

          WHEREAS, the Board of Directors of the Corporation has established the Special Committee and has authorized, empowered and directed the Special Committee to take all actions relating to the issuance of up to $150 million in principal amount of a separate series of Securities, determine and specify the form and terms of such series and authorize the terms of sale or exchange of such series; and

          WHEREAS, the Special Committee has reviewed a Securities Purchase Agreement to be entered into among the Corporation and several financial institutions (collectively, the "Note Purchasers") relating to the purchase and sale of the series of Securities to be authorized pursuant to these resolutions (the "Purchase Agreement"); and

          WHEREAS, the capitalized terms used in these resolutions and not otherwise defined herein shall have the same meaning herein as the meanings given to such terms in the Indenture;

          NOW, THEREFORE, BE IT RESOLVED: That the following resolutions are adopted by the Special Committee effective as of February 1, 1994.

          BE IT RESOLVED: That there is hereby approved and established a series of Securities under the Indenture, whose terms shall be as follows:

          (1) The series of Securities established hereby to be issued pursuant to the Indenture shall be known and designated as the "9.25% Senior Notes Due 2001" (the "2001 Notes").

          (2) The aggregate principal amount of the 2001 Notes shall be limited to $150,000,000 (except as provided in Section 2.01(2) of the Indenture).

          (3) The stated maturity of the principal of the 2001 Notes shall be September 15, 2001. The 2001 Notes shall not be callable at the option of the Corporation.

          (4) The 2001 Notes shall bear interest at the rate of 9.25% per annum from the Closing Date (as defined in the Purchase Agreement) or from the most recent Interest Payment Date (defined below) to which interest has been paid or duly provided for, as the case may be, payable on each March 15 and September 15, commencing September 15, 1994, until the principal amount thereof is paid or made available for payment. Each March 15 and September 15 shall be an "Interest Payment Date" for the 2001 Notes. The March 1 or September 1 (whether or not a Business Day) next preceding an Interest Payment Date shall be the "Regular Record Date" for the interest payable on such Interest Payment Date.

          (5) The principal of and interest on the 2001 Notes shall be payable, and the 2001 Notes shall be transferable and exchangeable, at the office or agency of the Corporation maintained for that purpose in the City of Chicago, State of Illinois; PROVIDED, HOWEVER, that at the option of the Corporation, payment of interest may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Security Register.

          (6) The 2001 Notes shall be issued only in denominations of $1,000 and integral multiples thereof.

          (7) The 2001 Notes shall be issued as Registered Securities only, in fully registered form.

          (8) The following additional covenants of the Corporation shall be added for the benefit of the 2001 Notes and the holders thereof:

          (i) DEFINITIONS APPLICABLE TO COVENANTS. The following definitions shall be applicable to the covenants specified below:

               (A) Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (including any period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum equal to one-fourth of one percent above the rate per annum borne by the 2001 Notes compounded semi-annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

               (B) "Consolidated Net Tangible Assets" means the aggregate amount of assets (including investments in Unrestricted Subsidiaries, but less applicable reserves and other properly deductible items) after deducting therefrom (x) all liabilities and liability items except Funded Debt, deferred income taxes and stockholders' equity, and (y) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case computed in accordance with generally accepted accounting principles, which under generally accepted accounting principles would appear on a consolidated balance sheet of the Corporation and its Restricted Subsidiaries.

               (C) "Funded Debt" means any indebtedness for borrowed money maturing on, or extendible at the option of the obligor to, a date more than one year from the date of the determination thereof.

               (D) "Mortgage" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

               (E) "Principal Operating Property" means any principal manufacturing plant, or distribution or research facility, and related raw material and other facilities (other than facilities acquired subsequent to December 15, 1986 for the control or abatement of atmospheric pollutants or contaminants, water pollution, noise, odor or other pollution) which on the effective date of these resolutions or at any time subsequent thereto is located in the United States and has been owned and operated by the Corporation or any Subsidiary for more than 90 days; provided, however, that any principal manufacturing plant, or distribution or research facility, and related raw material and other facilities (not theretofore owned by the Corporation or a Subsidiary) owned and operated by a corporation which becomes a Subsidiary after the effective date of these resolutions shall not constitute a Principal Operating Property unless and until owned and operated by such corporation for more than 90 days after it becomes a Subsidiary; and provided, further, that the Board of Directors may by Board Resolution declare that any plant is not of material importance to the business of the Corporation and its Restricted Subsidiaries as a whole, in which case such plant shall not be deemed to be a Principal Operating Property.

               (F) "Restricted Subsidiary" means as of the date of determination any Subsidiary which owns any Principal Operating Property.

               (G) "Senior Funded Debt" means all Funded Debt, and all renewals, extensions and refunding of Funded Debt, except Subordinated Funded Debt.

               (H) "Subordinated Funded Debt" means any unsecured Funded Debt of the Corporation which is expressly made subordinate and junior in rank and right of payment to the 2001 Notes in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Corporation or to its creditors, as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Corporation, whether or not involving insolvency or bankruptcy.

               (I) "Subsidiary" of the Corporation means any corporation at least a majority of the shares of the Voting Stock (or the equivalent thereof, in the case of corporations organized outside the United States of America) of which shall at the time be owned, directly or indirectly, by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

               (J) "Unrestricted Subsidiary" means any Subsidiary other than a Restricted Subsidiary.

               (K) "Voting Stock," as applied to the stock of any corporation, means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of such corporation, other than stock having such power only by reason of the happening of a contingency.

          (ii) LIMITATION ON LIENS. So long as 2001 Notes shall be Outstanding, the Corporation will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for money borrowed (indebtedness for money borrowed being hereinafter in this paragraph called "Debt") secured by a Mortgage on any Principal Operating Property of the Corporation or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary (such secured Debt being referred to as "Secured Debt"), without effectively providing that the 2001 Notes (together with, if the Corporation shall so determine, any other Debt of the Corporation or such Restricted Subsidiary then existing or thereafter created which is not subordinated Debt) shall be secured equally and ratably with (or, at the option of the Corporation, prior to) such Secured Debt so long as such Secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of the Corporation and its Restricted Subsidiaries in respect of sale and leaseback transactions (as defined in the following paragraph, but excluding leases exempt from the prohibition of the following paragraph by clauses (B) through (D), inclusive, thereof) would not exceed 5% of Consolidated Net Tangible Assets; provided, however, that this paragraph shall not apply to, and there shall be excluded from Secured Debt in any computation under this paragraph, Debt secured by:

               (A) Mortgages on, and limited to, property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

               (B) Mortgages in favor of the Corporation or any Restricted Subsidiary;

               (C) Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

               (D) if made and continuing in the ordinary course of business, any Mortgage as security for the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money or the securing of Debt, or (ii) any Mortgage with any governmental agency required or permitted to qualify the Corporation or any Restricted Subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen's compensation, unemployment insurance, old age pensions, social security or similar matters;

               (E) Mortgages for taxes, assessments or governmental charges or levies if such taxes, assessments, governmental charges or levies shall not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith by appropriate proceedings;

               (F) Mortgages created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; or Mortgages arising out of judgments or awards as to which the time for prosecuting an appeal or proceeding for review has not expired;

               (G) Mortgages on, and limited to, property (including leasehold estates), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Debt incurred prior to, at the time of, or within 120 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 120 days after the acquisition of such shares or Debt for the purpose of financing all or any part of the purchase price thereof or construction thereon; or

               (H) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (A) through (G), inclusive, provided that (x) such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage so extended, renewed or replaced (plus improvements on such property) and (y) the Debt secured by such Mortgage at such time is not increased.

          (iii) LIMITATION ON SALE AND LEASEBACK. So long as any 2001 Notes shall be Outstanding, except as hereinafter provided, the Corporation will not itself, and it will not permit any Restricted Subsidiary to, enter into any transaction with any bank, insurance company or other lender or investor, or to which any such bank, company, lender or investor is a party, providing for the leasing by the Corporation or a Restricted Subsidiary of any Principal Operating Property owned at December 15, 1986 which has been or is to be sold or transferred by the Corporation or a Restricted Subsidiary to such bank, company, lender or investor, or to any Person to whom funds have been or are to be advanced by such bank, company, lender or investor on the security of such Principal Operating Property (herein referred to as a "sale and leaseback transaction"). This covenant shall not apply to any sale and leaseback transaction if:

               (A) the Corporation or such Restricted Subsidiary could create Debt secured by a Mortgage pursuant to the preceding paragraph, without regard to clauses (A) through (H) thereof, on the Principal Operating Property to be leased in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the 2001 Notes, or

               (B) the Corporation or a Restricted Subsidiary, within 120 days after the sale or transfer shall have been made by the Corporation or by a Restricted Subsidiary, applies an amount equal to the greater of the net proceeds from the sale of the Principal Operating Property leased pursuant to such arrangement or the fair market value of the Principal Operating Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Board of Directors) to the retirement of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary; provided, that the amount to be applied to the retirement of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary shall be reduced by (x) the principal amount of any 2001 Notes (or other debentures or notes constituting Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary) delivered within 75 days after such sale or transfer to the Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary, other than Funded Debt included under clause (x), voluntarily retired by the Corporation or a Restricted Subsidiary within 75 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (B) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

               (C) the lease in such sale and leaseback transaction is for a period, including renewals, of no more than three years, or

               (D) such arrangement is between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries.

          (9) The following additional Event of Default shall be added to those Events of Default in the Indenture for the benefit of the 2001 Notes and the holders thereof:

          Any event of default or events of default as defined in any mortgages, indentures or instruments, under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money of the Corporation or any Subsidiary in excess of $50,000,000 principal amount in the aggregate, whether such indebtedness now exists or shall hereafter be created, which shall happen and shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration or accelerations shall not be rescinded or annulled for a period of ten days after there has been given, by registered or certified mail, to the Corporation by the Trustee or to the Corporation and the Trustee by the Holders of at least 25% in principal amount of the 2001 Notes Outstanding, a written notice specifying such event of default or events of default and requiring the Corporation to cause such acceleration or accelerations to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder.

For all purposes of the Indenture as it relates to the 2001 Notes, the foregoing Event of Default shall be deemed to be an Event of Default described in (a), (b) or (c) of Section 6.01 of the Indenture.

          (10) The provisions of Article Twelve of the Indenture relating to defeasance of Securities shall be applicable to the 2001 Notes, except that
Section 12.02 of the Indenture as it relates to the 2001 Notes shall be replaced by the following provision:

          SATISFACTION, DISCHARGE AND DEFEASANCE OF 2001 NOTES. At the Corporation's option, either (a) the Corporation shall be deemed to have paid and discharged the entire indebtedness on all the Outstanding 2001 Notes and the Trustee, at the expense of the Corporation, shall execute proper instruments acknowledging satisfaction and discharge of such indebtedness, or (b) the Corporation shall cease to be under any obligation to comply with any term, provision, condition or covenant applicable to the 2001 Notes set forth in Section 11.01 of the Indenture and in item 8 of the Board Resolution authorizing the series of 2001 Notes and the issuance thereof (I.E., the covenants regarding "Limitation on Liens" and "Limitation on Sale and Leaseback"), when:

               (i)  with respect to all Outstanding 2001 Notes,

                    (A) the Corporation shall have deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire indebtedness of all Outstanding 2001 Notes for principal and interest to the stated maturity; or

                    (B) the Corporation shall have deposited or caused to be deposited with the Trustee as obligations in trust for such purpose such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, maturing as to principal and interest in such amounts and at such times as will, together with the income to accrue thereon (but without reinvesting any proceeds thereof), be sufficient to pay and discharge the entire indebtedness on all Outstanding 2001 Notes for principal and interest to the stated maturity;

               (ii) the Corporation shall have paid or caused to be paid all other sums payable with respect to the Outstanding 2001 Notes;

               (ii) if the 2001 Notes are then listed on any national securities exchange, the Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that the Corporation's exercise of its option under this provision would not cause such 2001 Notes to be delisted;

               (iv) no Event of Default or event (including such deposit), which with notice or lapse of time would become an Event of Default, with respect to the 2001 Notes shall have occurred and be continuing on the date of such deposit;

               (v) the Corporation shall have delivered to the Trustee an Opinion of Counsel of nationally recognized tax counsel to the effect that Holders of the 2001 Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Corporation's exercise of its option under this provision and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised;

               (vi) the Corporation shall have delivered to the Trustee an Opinion of Counsel to the effect that the Corporation's exercise of its option under this provision will not cause any violation of the Investment Company Act of 1940, as amended, on the part of the Corporation, the trust, the trust funds representing the Corporation's deposit or the Trustee; and

               (vii) the Corporation shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Corporation's exercise of its option under this provision have been complied with.

          Any deposits with the Trustee referred to above shall be irrevocable and shall be made under the terms of an escrow trust agreement in form and substance satisfactory to the Trustee.

          For purposes of this provision, "discharged" means that the Corporation shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the 2001 Notes and to have satisfied all the obligations under this Indenture relating to the 2001 Notes (and the Trustee, at the expense of the Corporation, shall execute proper instruments acknowledging the same), except (x) the rights of Holders of 2001 Notes to receive, from the trust fund described above, payment of the principal of and interest on such 2001 Notes when such payments are due, (y) the Corporation's obligations with respect to the 2001 Notes under Sections 2.05, 2.07, 4.02 and 12.03 of the Indenture and
     (z) the rights, powers, trusts, duties and immunities of the Trustee hereunder.

          BE IT FURTHER RESOLVED: That the form of the 2001 Note attached hereto as Exhibit A is in all respects approved, and that the execution and delivery of the 2001 Notes as provided in the Indenture is hereby authorized, approved and directed, with such changes therein as the officer executing the same shall approve, such execution to be conclusive evidence of such approval.

          BE IT FURTHER RESOLVED: that the form, terms and provisions of the Purchase Agreement by and among the several Purchasers and the Corporation, and the Corporation's performance of its obligations under the Purchase Agreement be, and they hereby are, in all respects, approved; and further resolved, that the Chief Executive Officer, Chief Financial Officer, President, any Vice President, Secretary, any Assistant Secretary (the "Proper Officers") are hereby authorized and empowered, acting alone or with one or more other Proper Officers, to execute and deliver the Purchase Agreement in the name and on behalf of the Corporation and under its corporate seal or otherwise, substantially in the form approved, with such changes therein and modifications thereto as the executing officer may in his discretion approve, which approval shall be conclusively evidenced by the execution thereof.

          BE IT FURTHER RESOLVED: that the 2001 Notes be issued in accordance with the Purchase Agreement at the times, in the various denominations and for the various consideration to the Corporation called for therein.

          BE IT FURTHER RESOLVED: that the form, terms and provisions of the Registration Rights Agreement contemplated by the Purchase Agreement (the "Registration Agreement") by and among the Corporation and the several Purchasers, and the Corporation's performance of its obligations under the Registration Agreement be, and they hereby are, in all respects, approved; and further resolved, that the Proper Officers of the Corporation are hereby authorized and empowered to execute and deliver the Registration Agreement in the name and on behalf of the Corporation and under its corporate seal or otherwise, substantially in the form approved, with such changes therein and modifications thereto as the executing officer may in his discretion approve, which approval shall be conclusively evidenced by the execution thereof.

          WHEREAS, certain of the Purchasers are or may be Affiliates (as such term is defined in the Indenture dated as of April 26, 1993 and the Indenture dated as of August 10, 1993, among the Corporation, State Street Bank and Trust Company and the other parties thereto (the "10-1/4% Note Indentures")) of the Corporation; and

          WHEREAS, in reviewing the Note Transactions as required under Section
4.09 of the 10-1/4% Note Indentures, the Special Committee has reviewed (and received the advice of the Corporation's legal and financial advisors concerning) the issuance of the 2001 Notes and the other transactions contemplated by the Purchase Agreement and the Registration Agreement (collectively, the "Note Transactions").

          NOW THEREFORE, BE IT RESOLVED: that the Note Transactions (i) are reasonably necessary or desirable for the Corporation in the conduct of its business and (ii) are upon terms no less favorable to the Corporation than those which could be obtained in a comparable arm's length transaction with a party that is not an Affiliate of the Corporation.

          BE IT FURTHER RESOLVED: That the proper officers of the Corporation be, and they hereby are, authorized and directed to take such actions and to execute and deliver such instruments and documents and to do such other things as they or any of them shall deem necessary or advisable to effectuate the purposes and intent of the foregoing Resolutions.

          This consent may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same consent.

          IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 1st day of February, 1994.

                              /s/ Eugene B. Connolly
                              -------------------------------------
                                  Eugene B. Connolly



                              /s/ Anthony J. Falvo, Jr.
                              -------------------------------------
                                  Anthony J. Falvo, Jr.



                              /s/ James C. Cotting
                              -------------------------------------
                                  James C. Cotting